Exhibit 99.(r)(10)

REVOLUTION CAPITAL MANAGEMENT LLC

REGISTERED INVEST ADVISER

COMPLIANCE MANUAL & CODE OF ETHICS

LAST UPDATED: MAY 5, 2014

REVISION 14.5.5.0

TABLE OF CONTENTS

Introduction	3
Matters Involving Regulatory Reporting
Client Accounts & Firm Trading Practices
Recommendation of Outside Service Providers
Privacy Policy & Breach Procedures
Adviser Books & Records
Personal Securities Trading
Insider Trading
Solicitor Activity
Business Continuity Plan
Annual Review
Code of Ethics	7
Associated Person Code of Ethics Attestation	12
Solicitor Acknowledgment & Attestation
Revolution Capital Management Privacy Policy Notice

Investment Adviser Compliance Procedures

Last updated: May 1, 2014	Last reviewed: May 5, 2014

Introduction

The Investment Advisers Act of 1940, as amended, defines an investment adviser as “any person who, for compensation, engages in the business of advising others, either directly or through publications or writings, as to the value of securities or as to the advisability of investing in, purchasing, or selling securities, or who, for compensation, and as part of a regular business, issues or promulgates analyses or reports concerning securities." Revolution Capital Management LLC (“RCM or the “firm”) is an investment adviser registered with the United States Securities and Exchange Commission (SEC).

Application of Firm’s Code of Ethics

The firm’s Code of Ethics will apply to each associated person (AP) and they will receive a copy of our Code of Ethics upon hiring, and any updates as they occur. The CCO will maintain the then current copy of the firm’s Code of Ethics, as well as acknowledgements by each AP as to their receipt and agreement to abide by the Code of Ethics, as amended.

Our advisory firm, its management and associates will adhere to our fiduciary duty of loyalty, honesty, and good faith to act in the best interest of each of our clients. We may achieve this duty through avoidance of conflicts of interest or impropriety, or their appearance, and by fully disclosing all material facts concerning any conflict that may arise with respect to any client. It is our policy that we conduct business with the highest standards of integrity, and inherent in all client relationships is the fundamental responsibility to deal fairly with clients.

We require compliance with all rules and regulations governing our investment advisory services, including Rule 206(4)-7 under the Investment Advisers Act of 1940 which states an SEC-registered investment adviser must maintain written policies and procedures reasonably designed to prevent violations of such laws and regulations. This manual includes the firm’s Code of Ethics, as well as its supervisory procedures and policies which should be used as a reference for daily responsibilities.

The firm requires continual awareness of securities regulation, as well as the facts and circumstances of each client recommendation. Associates will be familiar with our policies and any supplemental information incorporated within appendices. It is imperative that all staff have access to this manual, that they adhere to the policies and procedures identified in this manual, and that supervisors supply the necessary guidance.

Use of this Manual

This manual is deemed confidential and not available for public use. It is not to be disseminated or modified in any manner without the express written consent of the Chief Compliance Officer (CCO). Only the firm’s Code of Ethics extract noted (found in the appendices) may be provided upon request to outside entities without prior approval.

This manual is maintained in electronic format for ease of access and reference. The CCO will ensure the manual is reviewed on an annual or more frequent basis. Revised versions will be periodically provided and requiring previous copies to be destroyed. The CCO will archive unredacted past editions for the required record retention period.

Definition of Terms Used

Anti-Fraud Provisions – A provision of federal securities law that dictates the firm and all associates may not employ any device, scheme or artifice to defraud any client or prospective client; nor make any untrue statement, omit to state any material fact necessary to any client or prospect. Nor will the firm or associate engage in any act, practice, or course of business which is fraudulent, deceptive, or manipulative.

Associated Person or Associate(s) – Any “employee” or “IAR” or “AP” that may be performing operational, compliance, supervisory, or any other role for the firm’s investment advisory business. For the purpose of this document, IARs are considered associates. Part-time personnel, interns, or independent contractors may be considered associated persons dependent upon their role and access to client or firm information, as determined by the Chief Compliance Officer and in accordance with statute.

AUM – “Assets Under Management”

CRD – “Central Registration Depository”

DRP – “Disclosure Reporting Page”

Federal Securities Laws - Defined to mean the current versions of the Investment Advisers Act of 1940, Investment Company Act of 1940, Securities Act of 1933, Securities Exchange Act of 1934, Sarbanes-Oxley Act of 2002, Title V of Gramm-Leach-Bliley (covering privacy matters), and Dodd–Frank Wall Street Reform and Consumer Protection Act of 2010, as they are applicable to registered investment advisers.

FINRA – “Financial Industry Regulatory Authority.” Our advisory firm is not a FINRA member.

Firm – “Firm,” “our,” “we,” “us,” will mean our advisory firm for the purpose of this manual.

IARD – “Investment Adviser Registration Depository”

IAR – “Investment Adviser Representative.” IARs provide investment advisory services on behalf of the firm in return for compensation as noted in the firm’s Form ADV. IARs will not hold themselves out as a “RIA” (see below).

NASAA – “North American Securities Administrators Association”

NFA – “National Futures Association.” Our advisory firm is an NFA member.

NPI – “Non-public personal information” about a client, former or prospective client.

RIA – “Registered Investment Adviser;” the firm; Revolution Capital Management LLC.

SEC – “United States Securities and Exchange Commission”

Security – A note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in a pension plan or profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, variable annuity, certificate of deposit for a security, certificate of interest or participation in an oil, gas, or mining title or lease or in payments out of production under such title or lease, real estate paper sold by a broker/dealer, mortgage banker, mortgage broker or similar person, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificates for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing. A security does not include an insurance or endowment policy or annuity contract, other than a variable annuity contract, under which an insurance company promises to pay a fixed or variable sum of money either in a lump sum or periodically for life or some other specified period; a beneficial interest in a voluntary inter vivos trust unless the trust is created solely for the purpose of voting or is part of an attempt to evade the provisions of state statute; or a beneficial interest in a testamentary trust.

Solicitor – A natural person or entity that refers prospective clients to an RIA and is subsequently compensated as defined by Rule 206(4)-3 of the Advisers Act.

Supervised Person – Partner, officer, director (or other person occupying a similar status or performing similar functions), or associate of an investment adviser, or other person who provides investment advice on behalf of the firm and subject to its supervision and control requirements.

Activities Not Described Elsewhere

The firm does not allow or participate in the following activities and, therefore, no further detail or subsequent requirements will be described in this manual involving:

Agency Cross Transactions	Financial Planning Services	Hypothecation of Client Securities
Insurance Services	Principal Transactions	Proxy Voting
Rebating of Fees	Telemarketing Activity	Wrap Fee Sponsor

Appointment of Chief Compliance Officer

Michael Mundt serves as Chief Compliance Officer and is deemed to have the requisite experience and understanding of industry rules and regulations that apply to an investment adviser. Any change of the firm’s CCO must be promptly reported in writing and/or via Form ADV amendment.

General Supervision

The CCO will be responsible for the firm’s general supervision, and assigned supervisors will also be responsible for those IARs listed under their supervision. Irrespective of daily duties, roles, or business titles, an IAR and their assigned supervisor whom are associated with our firm will have reporting functions to the firm CCO. Certain functions may be outsourced to legal counsel, industry consultants, or other supporting third parties; however, they ultimately remain the responsibility of the CCO and any other designated principals.

Segregation of Duties

The ability to allow for segregation of all duties is infeasible given the current business and staffing model and, therefore, recognized as a potential conflict of interest. The CCO will ensure oversight responsibilities and timely, accurate recordkeeping, as well as outsourcing certain functions where able, to assist in mitigating known or perceived conflicts.

Client Complaints

Client complaints or inquiries will be dealt with in the following manner:

•	All complaints and inquiries shall be immediately brought to the attention of the CCO.
•	All complaints and inquiries will be documented in written form, as well as any follow-up activity involving such complaints and inquiries.

•	Any complaint received by a custodian of record from a client or the client’s legal representative that has been forwarded and received by the firm will be promptly acted upon as if the complaint was received directly from the client.
•	The CCO shall provide an initial response within one (1) business day.
•	In the event that the issue is not resolved immediately, the CCO shall continue to engage with the client in order to resolve the issue satisfactorily.
•	If the engagement involves an NFA pre-dispute agreement that had been included in the client account documentation, the CCO will provide the client with a list of three forums, including NFA arbitration, if the client gives notice of intent to file a claim.

A centralized Complaint File will be maintained for all written client complaint records and firm written responses for a period of at least five years, the first two years in a readily accessible location, and will include the minimum information:

✓	Complainant’s name, address, and account number;
✓	Date the complaint was received;
✓	Name of each AP (if one) identified in the complaint;
✓	Description of the nature of the complaint; and
✓	Interim and final disposition of the complaint.

Such files/records and working papers are the property of the firm and are not to be maintained in paper or electronic form at a branch location, location of convenience, residence or electronic storage not owned by the firm. Branch personnel are to refer legal and/or regulatory inquiries involving such records to the CCO for response.

The CCO will make the determination as to whether a Form U-4 amendment may be required. Amendments involving a DRP entries will require Form U-4 to be executed by the associate and CCO.

Audit Matters

All audit issues will be referred to the auditor, currently Rob Olson.

Code of Ethics

As a fiduciary, Revolution Capital Management LLC (the “firm”) and its associates have a duty of utmost good faith to act solely in the best interests of each client. Our clients entrust us with their funds and personal information, which in turn places a high standard on our conduct and integrity. Our fiduciary duty compels all associates to act with the utmost integrity in all of our dealings. This fiduciary duty is a core aspect of our Code of Ethics and represents the expected basis of all of our dealings.

Our firm adheres to its Code of Ethics and accepts the obligation not only to comply with the mandates and requirements of all applicable laws and regulations but also to take responsibility to act in an ethical and professionally responsible manner in all professional services and activities.

This code does not attempt to identify all possible conflicts of interest, and literal compliance with each of its specific provisions will not shield associated persons from liability for personal trading or other conduct that violates a fiduciary duty to advisory clients.

Standards of Conduct

•	The interests of clients will be placed ahead of the firm’s or any associate’s interests.
•	All known or potential conflicts of interest will be disclosed to our clients.
•	Associates are expected to conduct their personal securities transactions in accordance with the policy and will strive to avoid any actual or perceived conflict of interest with the client. Questions regarding the appearance of a conflict with a client should be discussed with the Chief Compliance Officer before taking action that may result in an actual conflict.
•	Associates will not take inappropriate advantage of their position with the firm.
•	Associates are expected to always comply with securities laws, which include anti-fraud provisions.
•	Investment adviser representatives will be appropriately registered or exempted in each jurisdiction they conduct advisory business as required by regulation.
•	Business titles and professional designations will be accurate and avoid public misperception as to the associates position, education, and background.

Protection of Non-Public Information: Associates will exercise diligence and due care in maintaining and protecting client non-public personal information and will be familiar with the firm’s published privacy policies. Any known or suspected privacy breach must be immediately reported.

The firm may have written arrangements with third-party providers to perform certain client or firm services. While associates may not be directly involved in this activity, they are expected to not divulge information regarding securities recommendations or client securities holdings to any individual outside of the firm, except:

•	To complete transactions or account changes (i.e., communications with custodians);
•	As necessary to maintain or service a client account (i.e., communications with a client attorney);

•	With a service provider that supports the firm and only following the firm entering into a contractual agreement that prohibits the disclosure or use of confidential information and only as necessary to carry out its assigned responsibilities; and
•	As permitted or required by law.

Personal Conduct: Associates are expected to conduct themselves with the utmost integrity and avoid any actual or perceived conflict with our clients. In this spirit, the following are required:

•	Insider Trading – Associates must review and acknowledge their understanding and adherence to the firm’s Insider Trading Policy.
•	Gifts – All associates are prohibited from receiving any gift, gratuity, hospitality or other offering of more than de minimis value from any person or entity doing business with the firm. This gift policy generally excludes items or events where the employee has reason to believe there is a legitimate business purpose. The latter to be pre-approved by the Chief Compliance Officer (CCO).
•	Political Contributions – The firm does not engage in direct or indirect political contributions. Any political contributions for or by the firm or anyone associated with the firm in a solicitation capacity is strictly prohibited.
•	Splitting of Fees – Sharing or splitting of advisory fees will only occur with other appropriately registered personnel and only as approved by the firm.
•	Director for an Outside Company – The firm prohibits an associate from serving as a director for an outside entity whose products, services or activities may be a conflict of interest.
•	Outside Business Interests – Any associate wishing to engage in business activities outside of the firm must seek approval from the CCO prior to the engagement.
•	Payment of Services – Advisory client payment of services will be made only to the firm.

Employee Acknowledgement: New associates will acknowledge they have read, understand, and agree to comply with our Code of Ethics within the 10 days of hiring with the firm. All associates will annually reaffirm their understanding of the firm’s Code of Ethics.

Personal Securities Trading Policy

Associated and related persons of the firm will report, and the firm will periodically review, personal securities accounts and holdings. The firm defines an associated person (“AP”) to mean any employee of the investment adviser; a related person includes immediate family members who receive any economic benefit from an AP (i.e., spouse, minor child, etc).

NOTE: A lack of transaction report submission will be interpreted as a lack of any transaction during the reporting period. Should it later be determined that a transaction in fact occurred, the AP will be referred to the Chief Compliance Officer (CCO).

Initial Holdings Report: Except as noted below (see Reporting Exemptions), APs will report to the CCO or designee within 10 days of hiring or before opening an account thereafter with the following initial holdings information (which must be current within 30 days prior to be provided) involving -

•	Name of each custodian, broker/dealer or bank the AP maintains an account where any securities were held for the direct or indirect benefit of the AP;
•	Account number and type registration (individual, joint, etc.) for each AP account;

•	Type of securities (equities/debt), number of shares or principal amount of each security the AP has had either direct or indirect beneficial ownership; and
•	Date the report was submitted by the AP.

The CCO will communicate in writing with the bank, custodian and/or broker/dealer of record for the AP and related persons to request duplicate statements and confirmations be sent to the firm at its main office as they are disseminated.

Quarterly Transactions Reports: Except as otherwise noted below (see Reporting Exemptions), every AP will report, no later than 30 days following the end of each calendar quarter, to the CCO or designee the following -

With respect to transactions in any security in which any AP has, or by reason of such transactions acquires, any direct or indirect ownership in the security involved:

•	Date of transaction, title and type of securities, interest rate and maturity date (if applicable), and number of shares (equities) or principal amount (debt securities) of each security involved;
•	Nature of transaction (purchase, sale or any other type of acquisition or disposition);
•	Price of security at which the transaction was affected;
•	Name of the custodian, broker/dealer or bank through which the transaction occurred; and
•	Date the report was submitted by/for the AP.

With respect to any account established by the AP in which any securities were held during the quarter for the direct or indirect benefit of the AP:

•	Name of the custodian, broker/dealer or bank with whom the account was established;
•	Date the account was established; and
•	Date the report was submitted by/for the AP.

Annual Holdings Reports: Except as otherwise provided below (see Reporting Exemptions), each AP will report to the CCO or designee no later than 30 days following the end of the calendar year:

•	Name of each custodian, broker/dealer or bank the AP maintains an account where any securities were held for the direct or indirect benefit of the AP;
•	Account number and type registration (individual, joint, etc.) for each AP account;
•	Type of securities (equities/debt), number of shares or principal amount of each security the AP has had either direct or indirect beneficial ownership; and
•	Date the report was submitted by the AP.

Trading Pre-Clearance: APs are required to pre-clear all personal securities transactions in restricted securities through the CCO or his designee prior to the transaction, with the following exceptions:

•	Purchases which are part of a dividend reinvestment plan (DRIP);
•	Any acquisition of a security through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs or similar corporate reorganization or distributions generally applicable to all holders of the same class of securities and without any investment decisions being taken by the AP.

This obligation applies to transactions in which the AP has either direct or beneficial ownership. The clearance will be effective through the end of the business day on which it was granted and is automatically revoked if the AP or CCO discovers that the information provided at the time the personal trade was approved is no longer accurate. Pre-clearance will be granted when there are no active client orders in the market in the restricted security and there are no violations of the firm’s policy on personal security transactions.

Restricted Securities: Restricted securities are defined as all publicly traded debt and equity securities, derivatives of and securities exchangeable into publicly traded debt and equity securities (options, warrants, convertibles, etc.), IPOs, ETFs, ETNs, and limited offerings, with the following exceptions:

✓	US Treasury securities
✓	bankers’ acceptances
✓	certificates of deposit (CDs)
✓	repurchase agreements
✓	commercial paper
✓	open end mutual funds (including all money market funds)

Blackout Period: The price paid or received by a client account for any restricted security should not be adversely affected by an AP buying or selling the same restricted security on the same day. Therefore, APs are not allowed to trade a restricted security on the same day as a client. Furthermore, when the firm has an open order for the purchase or sale of a restricted security for any of its clients, APs will not be allowed to affect personal transactions in such a restricted security until the day after the client’s order is completely filled.

Short Swing Profits: APs may not profit from the purchase and sale or sale and purchase of the same restricted security within 30 calendar days. Nothing in this restriction shall be deemed to prohibit the avoidance of loss through trading within a period shorter than 30 calendar days.

Exceptions: Exceptions must be requested of and approved by the CCO or his designee, in writing, and are typically only granted for the execution of a closing position involving a derivative product (i.e. option, warrant, etc.) where the AP has held a position in such a product for more than 30 calendar days (in the event of a gain) and where the product will expire concurrent with or before the end of the blackout period.

Code of Ethics and Personal Trading Policy Violations

All associates are required to report promptly any violation of this policy to the CCO, including the discovery of a possible violation committed by another employee. Items that should be reported include but are not limited to non-compliance with federal securities laws, conduct that is harmful to our clients or the firm, etc.

As noted above, employees are encouraged to report any violations or apparent violations and such reports will not be negatively viewed, even if the reportable event upon further review is determined to not be a violation and the employee reported such apparent violation in good faith.

Code of Ethics and Personal Securities Trading Policy Sanctions

Upon discovering a violation of policy, the firm may impose any sanctions as deemed appropriate, including disgorgement of profits, trade reversals, and up to and including termination.

Associated Person Code of Ethics Attestation

____ New Hire/Year: ____________

____ Annual/Year: ______________

I hereby acknowledge that I am familiar with and will adhere to the requirements set forth within the Revolution Capital Management LLC (the “firm”) Code of Ethics.

I understand that I am obligated to promptly inform supervisory staff or firm legal counsel of any violation of our Code of Ethics, Personal Securities Trading Policy, any material breach, act of fraud, or violation of securities law.

I further acknowledge that my failure to abide by these requirements or to not report any known violation of policy or law may result in disciplinary action as stated within the firm’s guidelines.

Legal Signature	Executed Date

Printed Legal Name